Exhibit 10.1

TAX RECEIVABLE AGREEMENT

by and among

FLUENCE ENERGY, INC.,

FLUENCE ENERGY, LLC,

the several TRA PARTIES (as defined herein),

and

OTHER PERSONS FROM TIME TO TIME PARTY HERETO

Dated as of [______]

i

Annexes

Annex A	-	Form of Joinder Agreement
Annex B	-	TRA Parties

ii

TAX RECEIVABLE AGREEMENT

This TAX RECEIVABLE AGREEMENT (as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, this “Agreement”), dated [________], is hereby entered into by and among Fluence Energy, Inc., a Delaware corporation (the “Corporation”) (and, along with any other member of any U.S. federal income tax consolidated group including the Corporation, the “Corporate Group”), Fluence Energy, LLC, a Delaware limited liability company (the “LLC”), and each of the TRA Parties from time to time party hereto. Capitalized terms used but not otherwise defined herein have the respective meanings set forth in Section 1.01.

RECITALS

WHEREAS, the TRA Parties hold (or prior to an Exchange will hold) equity interests in the LLC (the “Units”);

WHEREAS, after the date hereof, pursuant to, and subject to the provisions of, the LLC Agreement and any other applicable documentation, each TRA Party has the right from time to time to require the LLC to redeem (a “Redemption”) all or a portion of such TRA Party’s Units, which Redemption may be effected, at the Corporation’s election, for cash or Class A Common Stock (to be paid by the LLC), or by the Corporation effecting a direct exchange (a “Direct Exchange”) for such Units, and as a result of such sales, Redemptions or Direct Exchanges the Corporation or the Corporate Group may be entitled to utilize (or otherwise be entitled to the benefits arising out of) the Covered Tax Assets;

WHEREAS, the income, gain, loss, expense, deduction and other Tax items of the Corporation or the Corporate Group may be affected by the Covered Tax Assets;

WHEREAS, the parties to this Agreement desire to make certain arrangements with respect to the effects of the Covered Tax Assets;

NOW, THEREFORE, in connection with the foregoing and the respective covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I.
DEFINITIONS

Section 1.1      Definitions. As used in this Agreement, the terms set forth in this Article I shall have the following meanings (such meanings to be equally applicable to both (i) the singular and plural and (ii) the active and passive forms of the terms defined).

“Actual Tax Liability” means, with respect to any Taxable Year, the actual liability for U.S. federal, state and local income Taxes of (i) the Corporation or the Corporate Group, as applicable, and (ii) without duplication, the LLC, but in the case of this clause (ii) only with respect to U.S. federal, state and local income Taxes imposed on the LLC and allocable to the Corporation or the Corporate Group, in each case using the same methods, elections, conventions, and practices used on the relevant Tax Return; provided, that the actual liability for Taxes described in clauses (i) and (ii) shall be calculated (a) using the Assumed State and Local Tax Rate, solely for purposes of calculating the state and local Actual Tax Liability and (b) assuming, solely for purposes of calculating the liability for U.S. federal income Taxes, that state and local income and franchise Taxes are not deductible by the Corporation or the Corporate Group for U.S. federal income Tax purposes.

“Advance Payment” is defined in Section 3.1(b) of this Agreement.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such first Person.

“Agreed Rate” means a per annum rate of LIBOR plus 100 basis points.

“Agreement” is defined in the preamble.

“Amended Schedule” is defined in Section 2.3(b) of this Agreement.

“Assumed State and Local Tax Rate” means six percent (6%), (which amount, for the avoidance of doubt, was selected by taking into account and is intended to reflect the deductibility by the Corporation for federal income tax purposes of state and local income taxes under current law), provided that the Corporation may adjust the Assumed State and Local Tax Rate from time to time (a) in the event of a change in Law, (b) in the event of a change in material fact or (c) if the Corporation otherwise determines in good faith from time to time that such adjustment is necessary or advisable.

“Attributable” is defined in Section 3.1(b) of this Agreement.

“Attribute Schedule” is defined in Section 2.1 of this Agreement.

“Basis Adjustment” means the increase or decrease to the tax basis of, or the Corporation’s share of, the tax basis of the Reference Assets (i) under Section 734(b), 743(b) and 754 of the Code and, in each case, the comparable sections of U.S. state and local tax law (in situations where, following an Exchange, the LLC remains in existence as an entity for tax purposes) and (ii) under Sections 732 and 1012 of the Code and, in each case, the comparable sections of U.S. state and local tax law (in situations where, as a result of one or more Exchanges, the LLC becomes an entity that is disregarded as separate from its owner for tax purposes), in each case, as a result of any Exchange and any payments made under this Agreement. For purposes of determining the Basis Adjustments (and any payments made hereunder with respect to such Basis Adjustments) that are attributable to Reference Assets held by an entity in which the LLC owns a direct or indirect interest and where obtaining information necessary to determine the allocation of the Basis Adjustments is not practicable (as reasonably determined by the Corporation), the Corporation may make reasonable estimates and assumptions, including if determined by the Corporation assuming that such Basis Adjustments will be allocable to property that is depreciable or amortizable over a 15-year period. Notwithstanding any other provision of this Agreement, the amount of any Basis Adjustment resulting from an Exchange of one or more Units shall be determined without regard to any Pre-Exchange Transfer of such Units and as if any such Pre-Exchange Transfer had not occurred.

“Business Day” means any day excluding Saturday, Sunday and any day that is a legal holiday under the laws of the State of New York or is a day on which banking institutions located in New York are closed.

“Change of Control” means the occurrence of any of the following events:

(a)            any “person” or “group” (within the meaning of Sections 13(d) and 14(d) of the Exchange Act (as defined in the LLC Agreement), but excluding any employee benefit plan of such person and its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of shares of Class A Common Stock, Class B Common Stock, preferred stock and/or any other class or classes of capital stock of the Corporation (if any) representing in the aggregate more than fifty percent (50%) of the voting power of all of the outstanding shares of capital stock of the Corporation entitled to vote;

(b)            the stockholders of the Corporation approve a plan of complete liquidation or dissolution of the Corporation or there is consummated an agreement or series of related agreements for the sale or other disposition, directly or indirectly, by the Corporation of all or substantially all of the Corporation’s assets (including a sale of all or substantially all of the assets of the Company);

(c)            there is consummated a merger or consolidation of the Corporation with any other corporation or entity, and, immediately after the consummation of such merger or consolidation, the voting securities of the Corporation immediately prior to such merger or consolidation do not continue to represent, or are not converted into, more than fifty percent (50%) of the combined voting power of the then outstanding voting securities of the Person resulting from such merger or consolidation or, if the surviving company is a Subsidiary, the ultimate parent thereof; or

(d)            the Corporation ceases to be the sole Managing Member (as defined in the LLC Agreement) of the LLC.

Notwithstanding the foregoing, a “Change of Control” shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of the Class A Common Stock, Class B Common Stock, preferred stock and/or any other class or classes of capital stock of the Corporation immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in and voting control over, and own substantially all of the shares of, an entity which owns all or substantially all of the assets of the Corporation immediately following such transaction or series of transactions.

“Class A Common Stock” means Class A common stock, $0.00001 par value per share, of the Corporation.

“Class B Common Stock” means Class B-1 common stock, $0.00001 par value per share, of the Corporation, and Class B-2 common stock, $0.00001 par value per share, of the Corporation.

“Code” means the U.S. Internal Revenue Code of 1986, as amended, or successor statute, as applicable.

“Control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or other agreement.

“Corporation” is defined in the preamble to this Agreement.

“Covered Tax Assets” means, with respect to a TRA Party, (i) Basis Adjustments and (ii) Imputed Interest. The determination of the Covered Tax Assets that are allocable to Units being exchanged by a TRA Party (and payments made hereunder with respect thereto) shall be determined in good faith by the Corporation in consultation with its tax return preparer, including by taking into account reasonable estimates and assumptions as determined by the Corporation. For the avoidance of doubt, Covered Tax Assets shall include any carryforwards or similar attributes that are attributable to the Tax items described in clauses (i) through (ii).

“Cumulative Net Realized Tax Benefit” for a Taxable Year means the cumulative amount of Realized Tax Benefits for all Taxable Years of the Corporation or the Corporate Group, as applicable, up to and including such Taxable Year, net of the cumulative amount of Realized Tax Detriments for the same period. The Realized Tax Benefit and Realized Tax Detriment for each Taxable Year shall be based on the most recent Tax Benefit Schedules or Amended Schedules, if any, in existence at the time of such determination.

“Default Rate” means a per annum rate of LIBOR plus 500 basis points.

“Determination” shall have the meaning ascribed to such term in Section 1313(a) of the Code or similar provision of law, as applicable, or any other event (including the execution of IRS Form 870-AD) that finally and conclusively establishes the amount of any liability for tax and shall also include the acquiescence of the Corporation to the amount of any assessed liability for Tax.

“Direct Exchange” is defined in the recitals to this agreement.

“Dispute” is defined in Section 7.8(a) of this Agreement.

“Early Termination Agreed Rate” means LIBOR plus 100 basis points.

“Early Termination Date” means the date of an Early Termination Notice for purposes of determining the Early Termination Payment.

“Early Termination Effective Date” is defined in Section 4.2 of this Agreement.

“Early Termination Notice” is defined in Section 4.2 of this Agreement.

“Early Termination Payment” is defined in Section 4.3(b) of this Agreement.

“Early Termination Rate” means the lesser of (i) 6.50% per annum, compounded annually, and (ii) the Early Termination Agreed Rate.

“Early Termination Schedule” is defined in Section 4.2 of this Agreement.

“Exchange” means any Direct Exchange or Redemption.

“Expert” is defined in Section 7.9 of this Agreement.

“Governing Body” means the board of directors of the Corporation.

“Hypothetical Tax Liability” means, with respect to any Taxable Year, the liability for U.S. federal, state and local income Taxes of (i) the Corporation or the Corporate Group, as applicable, and (ii) without duplication, the LLC, but in the case of this clause (ii) only with respect to U.S. federal, state and local income Taxes imposed on the LLC and allocable to the Corporation or the Corporate Group, in each case using the same methods, elections, conventions, and practices used on the relevant Tax Return; provided, that the actual liability for Taxes described in clauses (i) and (ii) shall be calculated (a) calculated without taking into account the Covered Tax Assets (including, for the avoidance of doubt, any carryforward or carryback of any tax item attributable to the Covered Tax Assets), (b) using the Assumed State and Local Tax Rate, solely for purposes of calculating the state and local Hypothetical Tax Liability, and (c) assuming, solely for purposes of calculating the liability for U.S. federal income Taxes, that state and local income and franchise Taxes are not deductible by the Corporation or the Corporate Group for U.S. federal income Tax purposes.

“Imputed Interest” in respect of a TRA Party shall mean any interest imputed under the provisions of the Code with respect to the Corporation’s payment obligations in respect of such TRA Party under this Agreement.

“Interest Amount” is defined in Section 3.1(b) of this Agreement.

“IPO” means the initial public offering of shares of Class A Common Stock by the Corporation.

“IPO Date” means the closing date of the IPO.

“IRS” means the U.S. Internal Revenue Service.

“Joinder” means a joinder to this Agreement, in form and substance substantially similar to Annex A to this Agreement.

“Joinder Requirement” is defined in Section 7.6(b) of this Agreement.

“LIBOR” means during any period, the rate which appears on the Bloomberg Page BBAM1 (or on such other substitute Bloomberg page that displays rates at which U.S. dollar deposits are offered by leading banks in the London interbank deposit market), or the rate which is quoted by another source selected by the Corporation as an authorized information vendor for the purpose of displaying rates at which U.S. dollar deposits are offered by leading banks in the London interbank deposit market (an “Alternate Source”), at approximately 11:00 a.m., London time, two (2) Business Days prior to the first day of such period as the London interbank offered rate for U.S. dollars having a borrowing date and a maturity comparable to such period (or if there shall at any time, for any reason, no longer exist a Bloomberg Page BBAM1 (or any substitute page) or any LIBOR Alternate Source, a comparable replacement rate determined by the Corporation at such time, which determination shall be conclusive absent manifest error; provided, that at no time shall LIBOR be less than 0%.

“LLC” is defined in the recitals to this Agreement.

“LLC Agreement” means that certain Third Amended and Restated Limited Liability Company Agreement of the LLC, dated as of the date hereof, as such agreement may be further amended, restated, supplemented and/or otherwise modified from time to time.

“Market Value” means the Common Unit Redemption Price (as defined in the LLC Agreement), determined as of an Early Termination Date (treating such Early Termination Date as a Redemption Date (as defined in the LLC Agreement) for such purpose).

“Net Tax Benefit” is defined in Section 3.1(b) of this Agreement.

“Objection Notice” is defined in Section 2.3(a) of this Agreement.

“Person” means any individual, corporation, firm, partnership, joint venture, limited liability company, estate, trust, business association, organization, governmental entity or other entity.

“Pre-Exchange Transfer” means any transfer of one or more Units (including upon the death of a Member) (i) that occurs after the IPO but prior to a Redemption or Direct Exchange of such Units and (ii) to which Section 743(b) of the Code applies.

“Realized Tax Benefit” means, for a Taxable Year, the excess, if any, of the Hypothetical Tax Liability over the Actual Tax Liability. If all or a portion of the actual liability for such Taxes for the Taxable Year arises as a result of an audit by a Taxing Authority of any Taxable Year, such liability shall not be included in determining the Realized Tax Benefit until there has been a Determination.

“Realized Tax Detriment” means, for a Taxable Year, the excess, if any, of the Actual Tax Liability over the Hypothetical Tax Liability. If all or a portion of the actual liability for such Taxes for the Taxable Year arises as a result of an audit by a Taxing Authority of any Taxable Year, such liability shall not be included in determining the Realized Tax Detriment unless and until there has been a Determination.

“Reconciliation Dispute” is defined in Section 7.9 of this Agreement.

“Reconciliation Procedures” is defined in Section 2.3(a) of this Agreement.

“Redemption” has the meaning in the recitals to this Agreement.

“Reference Asset” means any tangible or intangible asset of the LLC or any of its successors or assigns, and any asset held by any entity in which the LLC owns a direct or indirect equity interest and that is treated as a partnership or disregarded entity for U.S. federal income Tax purposes (but only to the extent such entity is held either directly or only through other entities treated as partnerships or disregarded entities) for purposes of the applicable Tax, as of the relevant date. A Reference Asset also includes any asset that is “substituted basis property” under Section 7701(a)(42) of the Code with respect to a Reference Asset.

“Schedule” means any of the following: (i) an Attribute Schedule, (ii) a Tax Benefit Schedule, or (iii) the Early Termination Schedule, and, in each case, any amendments thereto.

“Senior Obligations” is defined in Section 5.1 of this Agreement.

“Stockholders Agreement” means the Stockholders Agreement, dated as of the date hereof, by and among the Corporation and the other persons party thereto or that may become parties thereto from time to time, as the same may be amended, restated, supplemented and/or otherwise modified, from time to time.

“Subsidiary” means, with respect to any Person and as of the date of any determination, any other Person as to which such Person, owns, directly or indirectly, or otherwise controls, more than 50% of the voting power or other similar interests, or the sole general partner interest, or managing member or similar interest, of such Person.

“Tax Benefit Payment” is defined in Section 3.1(b) of this Agreement.

“Tax Benefit Schedule” is defined in Section 2.2(a) of this Agreement.

“Tax Return” means any return, declaration, report or similar statement filed or required to be filed with respect to Taxes (including any attached schedules), including, without limitation, any information return, claim for refund, amended return and declaration of estimated Tax.

“Taxable Year” means a taxable year of the Corporation or the Corporate Group under the Code or comparable sections of U.S. state or local tax law, as applicable (and, therefore, for the avoidance of doubt, may include a period of less than 12 months for which a Tax Return is made), ending on or after the closing date of the IPO.

“Taxes” means any and all United States federal, state or local taxes, assessments or other charges that are based on or measured with respect to net income or profits (including alternative minimum taxes).

“Taxing Authority” means any national, federal, state, county, municipal, or local government, or any subdivision, agency, commission or authority thereof, or any quasi-governmental body, or any other authority of any kind, exercising regulatory or other authority in relation to tax matters.

“TRA Parties” means the Persons listed on Annex B.

“Treasury Regulations” means the final, temporary, and (to the extent they can be relied upon) proposed regulations under the Code, as promulgated from time to time (including corresponding provisions and succeeding provisions) as in effect for the relevant taxable period.

“U.S.” means the United States of America.

“Units” is defined in the recitals to this Agreement.

“Valuation Assumptions” means, as of an Early Termination Date, the assumptions that:

(1)            in each Taxable Year ending on or after such Early Termination Date, the Corporation or the Corporate Group, as applicable, will have taxable income sufficient to fully use the Covered Tax Assets (other than any such Covered Tax Assets that constitute or have resulted in net operating losses, excess interest deduction, or credit carryforwards or carryovers (determined as of the Early Termination Date), which shall be governed by paragraph 4 below) during such Taxable Year or future Taxable Years in which such deductions or other attributes would become available;

(2)            the U.S. federal income tax rates that will be in effect for each such Taxable Year will be those specified for each such Taxable Year by the Code and other law as in effect on the Early Termination Date, except to the extent any change to such tax rates for such Taxable Year has already been enacted into law;

(3)            all taxable income of the Corporation or the Corporate Group, as applicable, will be subject to the maximum applicable tax rate for U.S. federal income tax purposes throughout the relevant period, and the tax rate for U.S. state and local income taxes shall be the Assumed State and Local Tax Rate as in effect for the Taxable Year of the Early Termination Date;

(4)            any net operating loss, excess interest deduction, or credit carryovers or carrybacks (or similar items with respect to carryovers or carrybacks) generated by any Covered Tax Asset and available as of the Early Termination Date will be used by the Corporation ratably over a period beginning on the Early Termination Date and ending on the earlier of (i) 15 years following the Early Termination Date, or (ii) the scheduled expiration date, if any, under applicable Tax law of such net operating losses, excess interest deductions, or credit carryovers or carrybacks (or similar items with respect to carryovers or carrybacks);

(5)            any non-amortizable assets (other than equity interests in Subsidiaries that are treated as corporations for U.S. federal income tax purposes) will be disposed of in a fully taxable transaction on the fifteenth anniversary of the IPO Date (or, if later, on the Early Termination Date) ; provided, that in the event of a Change of Control, (i) such non-amortizable assets shall be disposed of at the time of the sale of the relevant asset (if earlier than such fifteenth anniversary); and (ii) such non-amortizable assets shall be considered to have been disposed of on the date of the Change of Control, if such Change of Control occurs more than 15 years after the applicable Exchange or IPO Date, as applicable;

(6)            if, on the Early Termination Date, any TRA Party has Units that have not been Exchanged, then such Units shall be deemed to be Exchanged for the Market Value that would be received by such TRA Party if such Units had been Exchanged on the Early Termination Date, and such TRA Party shall be entitled to receive the amount of cash such TRA Party would have been entitled to pursuant to Section 4.3(a) had such Units actually been Exchanged on the Early Termination Date; and

(7)            any payment obligations pursuant to this Agreement will be satisfied on the date that any Tax Return to which such payment obligation relates is required to be filed excluding any extensions.

Section 1.2             Rules of Construction. Unless otherwise specified herein:

(a)            The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b)            For purposes of interpretation of this Agreement:

(i)            The words “herein,” “hereto,” “hereof” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision thereof.

(ii)            References in this Agreement to a Schedule, Article, Section, clause or sub-clause refer to the appropriate Schedule to, or Article, Section, clause or subclause in, this Agreement.

(iii)            References in this Agreement to dollars or “$” refer to the lawful currency of the United States of America.

(iv)            The term “including” is by way of example and not limitation.

(v)            The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

(c)            In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(d)            Section headings herein are included for convenience of reference only and shall not affect the interpretation of this Agreement.

(e)            Unless otherwise expressly provided herein, (a) references to organization documents (including the LLC Agreement), agreements (including this Agreement) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are permitted hereby; and (b) references to any law (including the Code and the Treasury Regulations) shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such law.

ARTICLE II.
DETERMINATION OF REALIZED TAX BENEFIT

Section 2.1             Attribute Schedule. Following the IPO Date, within one hundred twenty (120) calendar days after the filing of Form 1120 (or any successor form) of the Corporation or the Corporate Group for a given Taxable Year, the Corporation shall deliver to the TRA Parties a schedule (the “Attribute Schedule”) that shows, in reasonable detail, the Covered Tax Assets that are available for use by the Corporation or the Corporate Group with respect to such Taxable Year with respect to each TRA Party (including the Basis Adjustments with respect to the Reference Assets resulting from any Exchanges and the periods over which such Basis Adjustments are amortizable or depreciable). The Attribute Schedule shall also list any limitations on the ability of the Corporation or the Corporate Group to utilize any Covered Tax Assets under applicable laws (including as a result of the operation of Section 197(f)(9) of the Code, Section 382 of the Code or Section 383 of the Code).

Section 2.2             Tax Benefit Schedule.

(a)            Tax Benefit Schedule. Within one hundred twenty (120) calendar days after the filing of the Form 1120 (or any successor form) of the Corporation or the Corporate Group for any Taxable Year, the Corporation shall provide to the TRA Parties a schedule showing, in reasonable detail, the calculation of the Tax Benefit Payment in respect of each TRA Party for such Taxable Year and the calculation of the Realized Tax Benefit and Realized Tax Detriment and the components thereof for such Taxable Year (a “Tax Benefit Schedule”). Each Tax Benefit Schedule will become final as provided in Section 2.3(a) and may be amended as provided in Section 2.3(b) (subject to the procedures set forth in Section 2.3(b)).

(b)            Applicable Principles. For purposes of calculating the Realized Tax Benefit or Realized Tax Detriment for any period, carryovers or carrybacks of any Tax item attributable to the Covered Tax Assets shall be considered to be subject to the rules of the Code and the Treasury Regulations, as applicable, governing the use, limitation and expiration of carryovers or carrybacks of the relevant type. If a carryover or carryback of any Tax item includes a portion that is attributable to a Covered Tax Asset and another portion that is not, such respective portions shall be considered to be used in accordance with the “with and without” methodology. For the avoidance of doubt, the Corporation shall be entitled to make reasonable simplifying assumptions in making determinations contemplated by this Agreement, including reasonable assumptions regarding basis recovery periods (and the parties hereby agree that, among other things, the Corporation’s determination of the Realized Tax Benefit and Realized Tax Detriment with respect to U.S. state and local taxes might not take into account jurisdiction-specific U.S. state and local adjustments to the U.S. federal taxable income base or to the U.S. federal rules regarding the utilization of tax attribute carryovers).

Section 2.3             Procedures, Amendments.

(a)            Procedure. Every time the Corporation delivers to the TRA Parties a Schedule under this Agreement, including any Amended Schedule delivered pursuant to Section 2.3(b), and any Early Termination Schedule or amended Early Termination Schedule, the Corporation shall also (x) deliver to the TRA Parties schedules, valuation reports, if any, and work papers, as determined by the Corporation or reasonably requested by the TRA Parties, providing reasonable detail regarding the preparation of the Schedule, and (y) allow the TRA Parties reasonable access at no cost to the appropriate representatives of the Corporation, as determined by the Corporation or requested by the TRA Parties in connection with the review of such Schedule. Without limiting the application of the preceding sentence, each time the Corporation delivers to the TRA Parties a Tax Benefit Schedule, in addition to the Tax Benefit Schedule duly completed, the Corporation shall deliver to the TRA Parties a reasonably detailed calculation of the applicable Hypothetical Tax Liability and a reasonably detailed calculation of the applicable Actual Tax Liability, as well as any other work papers as determined by the Corporation or reasonably requested by the TRA Parties, provided that the Corporation shall not be required to provide any information that it reasonably believes is unnecessary for purposes of determining the items in the applicable Schedule or amendment thereto. An applicable Schedule or amendment thereto shall become final and binding on all parties sixty (60) calendar days after the first date on which the TRA Parties have received the applicable Schedule or amendment thereto unless (i) a TRA Party provides the Corporation with notice of a material objection to such Schedule (“Objection Notice”) made in good faith or (ii) each TRA Party provides a written waiver of such right of any Objection Notice within the period described in clause (i) above, in which case such Schedule or amendment thereto becomes binding on the date the last such waiver is received by the Corporation. If the Corporation and the TRA Parties, for any reason, are unable to successfully resolve the issues raised in an Objection Notice within thirty (30) calendar days after receipt by the Corporation of an Objection Notice, then the Corporation and the TRA Parties shall employ the reconciliation procedures described in Section 7.9 of this Agreement (the “Reconciliation Procedures”).

(b)            Amended Schedule. The applicable Attribute Schedule or Tax Benefit Schedule for any Taxable Year may be amended from time to time by the Corporation (i) in connection with a Determination affecting such Schedule, (ii) to correct inaccuracies in the Schedule identified after the date the Schedule was provided to the TRA Parties, (iii) to comply with the Expert’s determination under the Reconciliation Procedures, (iv) to reflect a change in the Realized Tax Benefit or Realized Tax Detriment for such Taxable Year attributable to a carryback or carryforward of a loss or other tax item to such Taxable Year, (v) to reflect a change in the Realized Tax Benefit or Realized Tax Detriment for such Taxable Year attributable to an amended Tax Return filed for such Taxable Year or (vi) as otherwise determined in good faith by the Corporation to be reasonably necessary or appropriate (any such Schedule, an “Amended Schedule”). The Attribute Schedule shall be appropriately amended by the Corporation and the TRA Parties to the extent that, as a result of a Determination, the Corporation is required to calculate its Tax liability in a manner inconsistent with the Attribute Schedule. The Corporation shall provide an Amended Schedule to the TRA Parties within one hundred twenty (120) calendar days of the occurrence of an event referenced in clauses (i) through (vi) of the first sentence of this Section 2.3(b).

ARTICLE III.
TAX BENEFIT PAYMENTS

Section 3.1             Timing and Amount of Tax Benefit Payments.

(a)            Within five (5) Business Days after a Tax Benefit Schedule delivered to the TRA Parties becomes final in accordance with Section 2.3(a), the Corporation shall pay or cause to be paid to each TRA Party for such Taxable Year an amount equal to the excess, if any, of (i) the Tax Benefit Payment in respect of such TRA Party for such Taxable Year determined pursuant to Section 3.1(b) over (ii) the aggregate amount of Advance Payments previously made to such TRA Party in respect of such Taxable Year; provided that, if the Corporation makes Advance Payments, it shall make Advance Payments to all parties eligible to receive payments under this Tax Receivable Agreement with respect to a particular Taxable Year in proportion to their respective amount of anticipated payments under this Tax Receivable Agreement in respect of such Taxable Year, as determined by the Corporation. Each such Tax Benefit Payment or such Advance Payment shall be made by wire transfer of immediately available funds to the bank account previously designated by such TRA Party to the Corporation or as otherwise agreed by the Corporation and such TRA Party.

(b)            A “Tax Benefit Payment” in respect of a TRA Party means an amount, not less than zero, equal to the sum of the portion of the Net Tax Benefit that is Attributable to such TRA Party and the Interest Amount with respect thereto. A Net Tax Benefit is “Attributable” to a TRA Party to the extent that is derived from a Covered Tax Asset this is allocable to Units that were Exchanged by such TRA Party, as determined by the Corporation in accordance with the definition of “Covered Tax Assets.” The “Net Tax Benefit” for a Taxable Year shall be an amount equal to the excess, if any, of (i) 85% of the Cumulative Net Realized Tax Benefit as of the end of such Taxable Year over (ii) the sum of the total amount of payments previously made under Section 3.1(a) (excluding payments attributable to Interest Amounts) and the Advance Payments previously made under Section 3.1(b) of this Agreement; provided, for the avoidance of doubt, that (1) a TRA Party shall not be required to return any portion of any previously made Tax Benefit Payment or Advance Payment it receives under this Agreement; (2) no amounts due to a TRA Party under this Agreement shall be escrowed and (3) no TRA Party shall be required to make a payment to the Corporation on account of a Realized Tax Detriment. The “Interest Amount” in respect of the TRA Party shall equal the interest on the amount of the unpaid Net Tax Benefit Attributable to such TRA Party for a Taxable Year, which interest shall accrue on any unpaid Net Tax Benefit from and after the date on which the calculation of such Tax Benefit Payment for such Taxable Year becomes final pursuant to Section 2.3(a), calculated at the Agreed Rate, until the date such unpaid amounts are paid. For the avoidance of doubt, for Tax purposes, the Interest Amount shall not be treated as interest but instead shall be treated as additional consideration in the Exchange unless otherwise required by law. “Advance Payments” in respect of a TRA Party for a Taxable Year means the payments, if any, made by the Corporation to such TRA Party as an advance of such TRA Party’s anticipated Tax Benefit Payment for such Taxable Year. The Corporation shall be entitled at its option to make Advance Payments. Notwithstanding the foregoing, for each Taxable Year ending on or after the date of a Change of Control, all Tax Benefit Payments shall be calculated by utilizing Valuation Assumptions (1) and (5), substituting in (1) “the date of a Change of Control” for the term “Early Termination Date.” Notwithstanding anything to the contrary in this Agreement, after any lump-sum payment under Article IV of this Agreement in respect of present or future Covered Tax Assets, such Covered Tax Assets shall no longer be considered Covered Tax Assets for purposes of determining Tax Benefit Payments or the Net Tax Benefit.

Section 3.2             No Duplicative Payments. It is intended that the provisions of this Agreement will not result in duplicative payment of any amount (including interest) required under this Agreement. The provisions of this Agreement shall be construed consistent with such intent.

Section 3.3             Pro Rata Payments.

(a)            Notwithstanding anything in Section 3.1 to the contrary, to the extent that the aggregate amount of the tax benefit to the Corporation or the Corporate Group from the reduction in Tax Liability as a result of the Covered Tax Assets is limited in a particular Taxable Year because the Corporation or the Corporate Group does not have sufficient taxable income to fully utilize available deductions and other attributes, the Net Tax Benefit giving rise to Tax Benefit Payments shall be allocated among the TRA Parties in proportion to the respective amounts of Tax Benefit Payments that would have been paid under this Agreement if the Corporation or the Corporate Group, as applicable, had sufficient taxable income so that there were no such limitation; provided, that, for the avoidance of doubt, for purposes of allocating among the TRA Parties the aggregate Tax Benefit Payments payable under this Agreement with respect to any Taxable Year, the operation of this Section 3.3(a) with respect to any prior Taxable Years shall be taken into account. Consistent with the foregoing, the Attribute Schedule for a given Taxable Year shall reflect the operation of this Section 3.3(a) in respect of previous Taxable Years, with the Covered Tax Assets described in such Attribute Schedule that are attributable to a TRA Party being adjusted to reflect payments received in respect of such Covered Tax Assets (the intention of the parties being to avoid duplicative payments and maintain records sufficient to allow the Corporation to allocate Tax Benefit Payments consistent with the terms of this Section 3.3(a)).

(b)            After taking into account Section 3.3(a), if for any reason the Corporation does not fully satisfy its payment obligations to make Tax Benefit Payments due under this Agreement in respect of a particular Taxable Year (for example, as a result of having insufficient cash to make the Tax Benefit Payments due hereunder), then the Corporation and the TRA Parties agree that (i) the Corporation shall make payments due hereunder to the TRA Parties in respect of a Taxable Year in the same proportion as such payments would have been made if the relevant payment had been made in full by the Corporation, and (ii) no Tax Benefit Payment shall be made in respect of any Taxable Year until all Tax Benefit Payments in respect of prior Taxable Years have been paid.

(c)            To the extent the Corporation makes a payment to a TRA Party in respect of a particular Taxable Year under Section 3.1(a) of this Agreement (taking into account Section 3.3(a) and (b)) in an amount in excess of the amount of such payment that should have been made to the TRA Party in respect of such Taxable Year, then (i) the TRA Party shall not receive further payments under Section 3.1(a) until the TRA Party has foregone an amount of payments equal to such excess and (ii) the Corporation shall pay the amount of the TRA Party’s foregone payments to other TRA Parties (to the extent applicable) in a manner such that each of the other TRA Parties, to the extent possible, shall have received aggregate payments under Section 3.1(a) and (b) in the amount it would have received if there had been no excess payment to the TRA Party.

ARTICLE IV.
TERMINATION

Section 4.1             Early Termination of Agreement; Breach of Agreement.

(a)            With the prior written approval of each of a majority of the “independent directors” (within the meaning of Rule 10A-3 promulgated under the Exchange Act and the Nasdaq rules) of the Governing Body, the Corporation may terminate this Agreement with respect to all amounts payable to the TRA Parties at any time by paying to each TRA Party the Early Termination Payment in respect of the TRA Party; provided, however, that (i) this Agreement shall only terminate pursuant to this Section 4.1(a) upon the receipt in full of the Early Termination Payment by the TRA Parties; (ii) the Corporation shall deliver an Early Termination Notice only if it is able to make all required Early Termination Payments under this Agreement and (iii) the Corporation may withdraw any notice to execute its termination rights under this Section 4.1(a) prior to the time at which any Early Termination Payment has been paid.

(b)            In the event that the Corporation breaches any of its material obligations under this Agreement, whether as a result of a failure to make any payment when due, a failure to honor any other material obligation required hereunder or by operation of law as a result of the rejection of this Agreement in a case commenced under the Bankruptcy Code or otherwise, and the Corporation fails to cure such breach within thirty (30) Business Days of a TRA Party notifying the Corporation in writing of such breach, then, at the election of the TRA Parties, subject to the following proviso, all obligations hereunder shall be accelerated and such obligations shall be calculated as if an Early Termination Notice had been delivered on the date of such breach; provided, that (i) each TRA Party’s election shall apply only in respect of such TRA Party and (ii) at least five (5) Business Days prior to making any such election, the applicable TRA Party shall provide written notice to the other TRA Parties in order to permit each other TRA Party, if it wishes, to make its election simultaneously. Procedures similar to the procedures of Section 4.2 shall apply, mutatis mutandis, with respect to the determination of the amounts payable by the Corporation pursuant to this Section 4.1(b). Notwithstanding the foregoing, in the event that the Corporation breaches any of its material obligations under this Agreement, in lieu of electing to receive the amounts referred to in this Section 4.1(b) pursuant to the provisions hereof, the TRA Parties may seek specific performance of the terms of this Agreement. Notwithstanding anything in this Agreement to the contrary, it shall not be a breach of this Agreement if the Corporation fails to make any Tax Benefit Payment when due; provided, that (x) the interest provisions of Section 5.2 shall apply to such late payment, and (y) solely with respect to a Tax Benefit Payment, if the Corporation does not have sufficient cash to make such payment as a result of limitations imposed by existing credit agreements or other indebtedness to which the LLC is a party, Section 5.2 shall apply, but the Default Rate shall be replaced by the Agreed Rate; provided that it shall be a breach of a material obligation under this Agreement if the Corporation makes any distribution of cash or other property with respect to any equity interest in the Corporation while any Tax Benefit Payment is due and payable under this Agreement but unpaid (excluding, for the avoidance of doubt, (i) issuances of Class A Common Stock or Class B Common Stock, (ii) issuances of rights to purchase Class A Common Stock or Class B Common Stock pursuant to a shareholders’ rights or similar plan and (iii) any compensation, withholdings or other payments under the Corporation’s or its subsidiaries’ equity incentive plans and awards thereunder as in effect from time to time).

(c)            In connection with a Change of Control, at the election of the TRA Parties, all obligations hereunder with respect to the TRA Parties shall be terminated. The Corporation hereby agrees to provide twenty (20) calendar days prior written notice to each TRA Party of a Change of Control. Within ten (10) calendar days of receipt of such notice, each TRA Party shall provide written notice as to whether it will terminate this Agreement. If a TRA Party elects to terminate the Agreement, then all obligations under this Agreement with respect to the applicable TRA Party shall be accelerated and such obligations shall be calculated as if an Early Termination Notice had been delivered on the date of the Change of Control. Procedures similar to the procedures of Section 4.2 shall apply, mutatis mutandis, with respect to the determination of the amounts payable by the Corporation.

Section 4.2             Early Termination Notice. If the Corporation chooses to exercise its right of early termination under Section 4.1(a) above, the Corporation shall deliver to the TRA Parties notice of such intention to exercise such right (“Early Termination Notice”). In addition, if the Corporation chooses to exercise its right of early termination under Section 4.1(a) above, the obligations under this Agreement are accelerated under Section 4.1(b) above or a TRA Party exercises their right to terminate this Agreement under Section 4.1(c) above, the Corporation shall deliver to the TRA Parties a schedule (the “Early Termination Schedule”) showing in reasonable detail the calculation of the Early Termination Payment due to each TRA Party. Such Early Termination Schedule shall become final and binding on all parties consistent with the procedures described in Section 2.3(a). The date on which the Early Termination Schedule becomes final shall be the “Early Termination Effective Date.”

Section 4.3             Payment upon Early Termination.

(a)            Within three (3) calendar days after an Early Termination Effective Date, the Corporation shall pay to each of the TRA Parties an amount equal to the Early Termination Payment in respect of such TRA Party. Such payment shall be made by wire transfer of immediately available funds to a bank account or accounts designated by the TRA Party or as otherwise agreed by the Corporation and such TRA Party.

(b)            “Early Termination Payment” in respect of a TRA Party shall equal, without duplication, (i) the present value, discounted at the Early Termination Rate, as of the date of the Early Termination Notice, of all Tax Benefit Payments in respect of such TRA Party that would be required to be paid by the Corporation beginning from the date of the Early Termination Notice and applying the Valuation Assumptions, plus (ii) any Tax Benefit Payment determined by the Corporation to be due and payable with respect to such TRA Party that is unpaid as of the date of the Early Termination Notice, plus (iii) any other Tax Benefit Payment due and payable with respect to such TRA Party for a Taxable Year ending prior to the date of the Early Termination Notice, plus (iv) interest accruing on the amounts described in clauses (i) through (iii) (which shall include interest accruing on the amount described in clause (i) from the date of the Early Termination Notice).

(c)             Upon the payment of the Early Termination Payment by the Corporation to a TRA Party, the Corporation shall not have any further payment obligations under this Agreement in respect of such TRA Party.

ARTICLE V.
SUBORDINATION AND LATE PAYMENTS

Section 5.1             Subordination. Notwithstanding any other provision of this Agreement to the contrary, any Tax Benefit Payment or Early Termination Payment required to be made by the Corporation under this Agreement shall rank subordinate and junior in right of payment to any principal, interest, or other amounts due and payable in respect of any obligations owed in respect of secured or unsecured indebtedness for borrowed money of the Corporation and its Subsidiaries (“Senior Obligations”) and shall rank pari passu in right of payment with all current or future unsecured obligations of the Corporation that are not Senior Obligations. To the extent that any payment under this Agreement is not permitted to be made at the time payment is due as a result of this Section 5.1 and the terms of the agreements governing Senior Obligations, such payment obligation nevertheless shall accrue for the benefit of the applicable TRA Parties and the Corporation shall make such payments at the first opportunity that such payments are permitted to be made in accordance with the terms of the Senior Obligations. Except as otherwise determined by the Governing Body with the approval of the TRA Parties, (i) payments under any other tax receivable agreement (or similar agreement) entered into by the Corporation, the LLC or their Subsidiaries after the date hereof shall be subordinate to all payments owed pursuant to this Agreement, and no such payments shall be made (x) for so long as the Corporation has any unpaid obligation pursuant to this Agreement and (y) with respect to any particular taxable period governed by such tax receivable agreement until payments with respect to such taxable period under this Agreement have been determined and (if any) paid and (ii) the Actual Tax Liability and Hypothetical Tax Liability under this Agreement shall be calculated by assuming that any tax attributes that are subject to a tax receivable agreement (or similar agreement) described in the preceding clause (i) (for the avoidance of doubt, other than this Agreement) did not exist.

Section 5.2             Late Payments by the Corporation. The amount of all or any portion of any Tax Benefit Payment, Early Termination Payment or other payment under this Agreement not made to the TRA Parties when due under the terms of this Agreement shall be payable together with any interest thereon, computed at the Default Rate and commencing from the date on which such Tax Benefit Payment, Early Termination Payment or other payment was due and payable.

ARTICLE VI.
TAX MATTERS; CONSISTENCY; COOPERATION

Section 6.1             Participation in the Corporation’s and the LLC’s Tax Matters. Except as otherwise provided herein, the Corporation shall have full responsibility for, and sole discretion over, all tax matters concerning the Corporation and the LLC and its Subsidiaries, including without limitation the preparation, filing or amending of any Tax Return and defending, contesting or settling any issue pertaining to taxes; provided, however, that the Corporation shall notify the TRA Parties of, and keep them reasonably informed with respect to, the portion of any audit of the Corporation, the LLC or any of their Subsidiaries the outcome of which is reasonably expected to adversely affect the rights and obligations of the TRA Parties under this Agreement in a material respect, and shall provide to the TRA Parties reasonable opportunity to provide information and other input to the Corporation, the LLC and their Subsidiaries concerning the conduct of any such portion of such audit, which information and other input the Corporation, the LLC and their Subsidiaries, as applicable, shall consider in good faith.

Section 6.2             Consistency. The Corporation, the LLC and the TRA Parties agree to report and cause to be reported for all purposes, including federal, state and local Tax purposes, all Tax-related items (including, without limitation, the Basis Adjustments and each Tax Benefit Payment) in a manner consistent with that specified in any Schedule finalized consistent with the terms of this Agreement, unless otherwise required by Law.

Section 6.3             Cooperation. Each of the Corporation, the LLC and the TRA Parties shall (a) furnish to the other parties in a timely manner such information, documents and other materials as the other party may reasonably request for purposes of making any determination or computation necessary or appropriate under this Agreement, completing any financial statement audit, preparing any Tax Return or defending any audit, examination or controversy with any Taxing Authority, (b) make itself available to the other party and its representatives to provide explanations of documents and material and such other information as the other party or its representatives may reasonably request in connection with any of the matters described in clause (a) above, and (c) reasonably cooperate in connection with any such matter, and the Corporation shall reimburse each TRA Party for any reasonable third-party costs and expenses incurred pursuant to this Section at the request of the Corporation or the LLC.

ARTICLE VII.
MISCELLANEOUS

Section 7.1             Notices. All notices, requests, consents and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by courier service, by fax, by electronic mail (delivery receipt requested) or by certified or registered mail (postage prepaid, return receipt requested) to the respective Parties at the following addresses (or at such other address for a Party as shall be as specified in a notice given in accordance with this Section 7.1). All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the Party to receive such notice:

If to the Corporation or the LLC, to:

c/o Fluence Energy, Inc.

4601 Fairfax Drive, Suite 600

Arlington, VA 22203

Attention: Francis A. Fuselier

Email: frank.fuselier@fluenceenergy.com

with a copy (which shall not constitute notice to the Corporation or the LLC) to:

Latham & Watkins LLP
1271 Avenue of the Americas
New York, NY 10020

Attention: Senet S. Bischoff

    Matthew C. Dewitz

Facsimile No.: (212) 751-4864
E-mail: senet.bischoff@lw.com

     matthew.dewitz@lw.com

If to AES Grid Stability, LLC:

AES Grid Stability, LLC

4300 Wilson Boulevard

Suite 1100

Arlington, VA 22203

Attention: Paul Freedman, General Counsel of The AES Corporation

Email: paul.freedman @aes.com

with a copy (which shall not constitute notice to AES Grid Stability, LLC) to:

AES Grid Stability, LLC

4300 Wilson Boulevard

Suite 1100

Arlington, VA 22203

Attention: Chris Shelton, Senior Vice President,

Chief Product Officer and President, AES Next

Email: chris.shelton@aes.com

If to Siemens Industry, Inc.:

Siemens Industry, Inc.

4800 North Point Parkway

Alpharetta, GA 30005, USA

Attention: Craig Langley

Email: Langley.craig@siemens.com

Any Party may change its address, fax number or e-mail address by giving each of the other Parties written notice thereof in the manner set forth above.

Section 7.2             Counterparts; Electronic Signature. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart. Delivery of an executed signature page to this Agreement by facsimile transmission or electronic delivery (i.e. by email of a PDF signature page) shall be as effective as delivery of a manually signed counterpart of this Agreement and shall constitute and original for all purposes. The parties hereto hereby agree that this Agreement may be executed by way of electronic signatures and that the electronic signature has the same binding effect as a physical signature. For the avoidance of doubt, the parties hereto further agree that this Agreement, or any part thereof, shall not be denied legal effect, validity or enforceability solely on the ground that it is in the form of an electronic record.

Section 7.3             Entire Agreement; No Third Party Beneficiaries. This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof. This Agreement shall be binding upon and inure solely to the benefit of each Party hereto and their respective successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 7.4             Governing Law. This Agreement shall be governed by, and construed in accordance with, the law of the State of Delaware, without regard to the conflicts of laws principles thereof that would mandate the application of the laws of another jurisdiction.

Section 7.5             Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

Section 7.6             Assignments; Amendments; Successors; No Waiver.

(a)            Assignment. No TRA Party may assign, sell, pledge, or otherwise alienate or transfer any interest in this Agreement, including the right to receive any Tax Benefit Payments under this Agreement, to any Person without (i) the prior written consent of the Governing Body (or any Person(s) to whom the Governing Body has delegated such authority) (such consent not to be unreasonably withheld) and (ii) such Person executing and delivering a Joinder agreeing to succeed to all or the applicable portion of such TRA Party’s interest in this Agreement and to become a Party for all purposes of this Agreement (the “Joinder Requirement”). For the avoidance of doubt, if a TRA Party transfers Units in accordance with the terms of the LLC Agreement but does not assign to the transferee of such Units its rights under this Agreement with respect to such transferred Units, such TRA Party shall continue to be entitled to receive the Tax Benefit Payments arising in respect of such Units (and any such transferred Units shall be separately identified, so as to facilitate the determination of Tax Benefit Payments hereunder). The Corporation may not assign any of its rights or obligations under this Agreement to any Person (other than any direct or indirect successor (whether by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Corporation) without the prior written consent of each of TRA Parties (and any purported assignment without such consent shall be null and void).

(b)            Amendments. No provision of this Agreement may be amended unless such amendment is approved in writing by each of (i) the Governing Body (or any Person(s) to whom the Governing Body has delegated such authority); and (ii) the TRA Parties who collectively would be entitled to receive at least a majority of any Early Termination Payments that would be hypothetically payable to all TRA Parties (assuming all equity interests in the LLC that have redemption rights under the LLC Agreement are redeemed and exchanged for shares of Class A Common Stock at such time and using the Valuation Assumptions).

(c)            Successors. Except as provided in Section 7.6(a), all of the terms and provisions of this Agreement shall be binding upon, and shall inure to the benefit of and be enforceable by, the Parties hereto and their respective successors, assigns, heirs, executors, administrators and legal representatives. The Corporation shall require and cause any direct or indirect successor (whether by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Corporation, by written agreement, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Corporation would be required to perform if no such succession had taken place.

(d)            Waiver. No failure by any Party to insist upon the strict performance of any covenant, duty, agreement, or condition of this Agreement, or to exercise any right or remedy consequent upon a breach thereof, shall constitute a waiver of any such breach or any other covenant, duty, agreement, or condition.

Section 7.7             Titles and Subtitles. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

Section 7.8             Resolution of Disputes.

(a)            Except for Reconciliation Disputes subject to Section 7.9, any and all disputes which cannot be settled amicably, including any ancillary claims of any party, arising out of, relating to or in connection with this Agreement (each a “Dispute”) shall be finally resolved by arbitration in accordance with the International Institute for Conflict Prevention and Resolution Rules for Administered Arbitration (the “Rules”) by three arbitrators, of which the Corporation shall appoint one arbitrator and the TRA Parties shall jointly appoint two arbitrators in accordance with the “screened” appointment procedure provided in Rule 5.4. The arbitration shall be governed by the Federal Arbitration Act, 9 U.S.C. §§ 1 et seq., and judgment upon the award rendered by the arbitrators may be entered by any court having jurisdiction thereof. The place of the arbitration shall be New York, New York.

(b)            Notwithstanding the provisions of paragraph (a), any party may bring an action or special proceeding in any court of competent jurisdiction for the purpose of compelling another party to arbitrate, seeking temporary or preliminary relief in aid of an arbitration hereunder, and/or enforcing an arbitration award and, for the purposes of this paragraph (b), each party (i) expressly consents to the application of paragraph (c) of this Section 7.8 to any such action or proceeding, and (ii) agrees that proof shall not be required that monetary damages for breach of the provisions of this Agreement would be difficult to calculate and that remedies at law would be inadequate. For the avoidance of doubt, this Section 7.8 shall not apply to Reconciliation Disputes to be settled in accordance with the procedures set forth in Section 7.9.

(c)            Each party irrevocably consents to service of process by means of notice in the manner provided for in Section 7.1. Nothing in this Agreement shall affect the right of any party to serve process in any other manner permitted by law.

(d)            WAIVER OF RIGHT TO TRIAL BY JURY. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).

(e)             In the event the parties are unable to agree whether a dispute between them is a Reconciliation Dispute subject to the dispute resolution procedure set forth in Section 7.9 or a Dispute subject to the dispute resolution procedure set forth in this Section 7.8, such disagreement shall be decided and resolved in accordance with the procedure set forth in this Section 7.8.

Section 7.9         Reconciliation. In the event that the Corporation and one or more TRA Parties are unable to resolve a disagreement with respect to a Schedule (a “Reconciliation Dispute”), the Reconciliation Dispute shall be submitted for determination to a nationally recognized expert (the “Expert”) in the particular area of disagreement mutually acceptable to such parties. The Expert shall be a partner or principal in a nationally recognized accounting firm, and unless the Corporation and such TRA Parties agree otherwise, the Expert shall not, and the firm that employs the Expert shall not, have any material relationship with the Corporation or such TRA Parties or other actual or potential conflict of interest. If the Corporation and such TRA Parties are unable to agree on an Expert within fifteen (15) calendar days of receipt by the respondent(s) of written notice of a Reconciliation Dispute, the selection of an Expert shall be treated as a Dispute subject to Section 7.8 and an arbitration panel shall pick an Expert from a nationally recognized accounting firm that does not have any material relationship with the Corporation or such TRA Parties or other actual or potential conflict of interest. The Expert shall resolve any matter relating to a Schedule or an amendment thereto as soon as reasonably practicable and in any event within thirty (30) calendar days after the matter has been submitted to the Expert for resolution. Notwithstanding the preceding sentence, if the matter is not resolved before any payment that is the subject of a disagreement would be due (in the absence of such disagreement) or any Tax Return reflecting the subject of a disagreement is due, the undisputed amount shall be paid on the date prescribed by this Agreement and such Tax Return may be filed as prepared by the Corporation, subject to adjustment or amendment upon resolution. The costs and expenses relating to the engagement of such Expert or amending any Tax Return shall be borne by the Corporation except as provided in the next sentence. The Corporation and the TRA Parties shall each bear their own costs and expenses of such proceeding, unless (i) the Expert entirely adopts the position of the TRA Parties, in which case the Corporation shall reimburse the TRA Parties for any reasonable and documented out-of-pocket costs and expenses in such proceeding, or (ii) the Expert entirely adopts the Corporation’s position, in which case whichever of the TRA Parties (or all of them) that disputed the position shall reimburse the Corporation for any reasonable and documented out-of-pocket costs and expenses in such proceeding. The Expert shall finally determine any Reconciliation Dispute and the determinations of the Expert pursuant to this Section 7.9 shall be binding on the Corporation and the TRA Parties and may be entered and enforced in any court having competent jurisdiction.

Section 7.10       Withholding. The Corporation and its affiliates and representatives shall be entitled to deduct and withhold from any payment that is payable to any TRA Party pursuant to this Agreement such amounts as are required to be deducted or withheld with respect to the making of such payment in accordance with the Code or any provision of U.S. state, local or foreign tax law (including for this purpose any withholding required by the Corporation or its affiliates that may be required in connection with a Redemption or a Direct Exchange). To the extent that amounts are so deducted or withheld and paid over to the appropriate Taxing Authority, such amounts shall be treated for all purposes of this Agreement as having been paid by the Corporation to the relevant TRA Party. Each TRA Party shall promptly provide the Corporation with any applicable tax forms and certifications reasonably requested by the Corporation in connection with determining whether any such deductions and withholdings are required under the Code or any provision of U.S. state, local or foreign tax law, including under Sections 1441, 1442, 1445 or 1446 of the Code. The Corporation will consider in good faith any applicable certificates, forms or documentation provided by a TRA Party that in such TRA Party’s reasonable determination reduce or eliminate any such withholding.

Section 7.11       Consolidated Group; Transfers of Corporate Assets.

(a)            The parties acknowledge that the Corporation is not currently a member of a Corporate Group, but may become a member of a Corporate Group in the future, and that in such event, the provisions of this Agreement shall be applied with respect to such Corporate Group (and any other affiliated or consolidated Tax group of which the Corporation becomes a part), and that Tax Benefit Payments, Early Termination Payments, and other applicable items hereunder shall be computed with reference to the consolidated taxable income of the group as a whole.

(b)            If the Corporation, its successors in interest or any member of a group described in Section 7.11(a) transfers one or more assets to a corporation (or a Person classified as a corporation for U.S. income tax purposes) with which the Corporation does not file a consolidated Tax Return for U.S. federal income Tax purposes (or if any entity that holds Reference Assets transfers any Reference Asset to a corporation (or a Person classified as a corporation for U.S. federal income tax purposes) with which the Corporation does not file a consolidated Tax Return for U.S. federal income Tax purposes), such entity, for purposes of calculating the amount of any Tax Benefit Payment or Early Termination Payment due hereunder, shall, unless otherwise agreed by the Corporation and each TRA Party, be treated as having disposed of such asset (or Reference Asset) in a fully taxable transaction on the date of such transfer. The consideration deemed to be received by such entity shall be equal to the fair market value of the transferred asset. For purposes of this Section 7.11 a transfer of a partnership interest shall be treated as a transfer of the transferring partner’s share of each of the assets and liabilities of that partnership. Notwithstanding anything to the contrary set forth herein, if the Corporation, its successor in interest or any member of a group described in Section 7.11(a), transfers its assets pursuant to a transaction that qualifies as a “reorganization” (within the meaning of Section 368(a) of the Code) in which such entity does not survive or pursuant to any other transaction to which Section 381(a) of the Code applies (other than any such reorganization or any such other transaction, in each case, pursuant to which such entity transfers assets to a corporation with which the Corporation, its successor in interest or any member of the group described in Section 7.11(a) (other than any such member being transferred in such reorganization or other transaction) does not file a consolidated Tax Return for U.S. federal income Tax purposes), the transfer will not cause such entity to be treated as having transferred any assets to a corporation (or a Person classified as a corporation for U.S. federal income tax purposes) pursuant to this Section 7.11(b) so long as the relevant successor is bound by the provisions of this Agreement.

Section 7.12       Confidentiality. Each TRA Party and its assignees acknowledges and agrees that the information of the Corporation and its Affiliates provided pursuant to this Agreement is confidential and, except in the course of performing any duties as necessary for the Corporation and its Affiliates, as required by law or legal process or to enforce the terms of this Agreement, such Person shall keep and retain in the strictest confidence and not disclose to any Person any confidential matters, acquired pursuant to this Agreement, of the Corporation and its Affiliates and successors, learned by any TRA Party heretofore or hereafter. This Section 7.12 shall not apply to (i) any information that has been made publicly available by the Corporation, becomes public knowledge (except as a result of an act of any TRA Party in violation of this Agreement) or is generally known to the business community, (ii) the disclosure of information to the extent necessary for a TRA Party to prosecute or defend claims arising under or relating to this Agreement, (iii) the disclosure of information to the extent necessary for a TRA Party to prepare and file its Tax Returns, to respond to any inquiries regarding the same from any Taxing Authority or to prosecute or defend any action, proceeding or audit by any Taxing Authority with respect to such Tax Returns, and (iv) the disclosure of information necessary to effect an assignment, sale, pledge, alienation or transfer of any interest in this Agreement pursuant to Section 7.6(a). If a TRA Party or an assignee commits a breach, or threatens to commit a breach, of any of the provisions of this Section 7.12, the Corporation shall have the right and remedy to have the provisions of this Section 7.12 specifically enforced by injunctive relief or otherwise by any court of competent jurisdiction without the need to post any bond or other security, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to the Corporation or any of its Subsidiaries and that money damages alone shall not provide an adequate remedy to such Persons. Such rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available at law or in equity.

Section 7.13       Change in Law. Notwithstanding anything herein to the contrary, if, as a result of or, in connection with an actual or proposed change in Tax law, a TRA Party reasonably believes that the existence of this Agreement could have material adverse tax consequences to such TRA Party or any direct or indirect owner of such TRA Party, then at the written election of such TRA Party in its sole discretion (in an instrument signed by such TRA Party and delivered to the Corporation) and to the extent specified therein by such TRA Party, this Agreement shall cease to have further effect and shall not apply to an Exchange with respect to such TRA Party occurring after a date specified by such TRA Party, or may be amended by the Corporation in a manner reasonably acceptable to such TRA Party, provided that such amendment shall not result in an increase in any payments owed by the Corporation under this Agreement at any time as compared to the amounts and times of payments that would have been due in the absence of such amendment and provided, further, that such amendment shall not have any adverse effect on any other TRA Party.

Section 7.14        Interest Rate Limitation. Notwithstanding anything to the contrary contained herein, the interest paid or agreed to be paid hereunder with respect to amounts due to any TRA Party hereunder shall not exceed the maximum rate of non-usurious interest permitted by applicable law (the “Maximum Rate”). If any TRA Party shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the Tax Benefit Payment, Advance Payment or Early Termination Payment, as applicable (but in each case exclusive of any component thereof comprising interest) or, if it exceeds such unpaid non-interest amount, refunded to the Corporation. In determining whether the interest contracted for, charged, or received by any TRA Party exceeds the Maximum Rate, such TRA Party may, to the extent permitted by applicable law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the payment obligations owed by the Corporation to such TRA Party hereunder. Notwithstanding the foregoing, it is the intention of the Parties to conform strictly to any applicable usury laws.

Section 7.15        Independent Nature of Rights and Obligations. The rights and obligations of each TRA Party hereunder are several and not joint with the rights and obligations of any other Person. A TRA Party shall not be responsible in any way for the performance of the obligations of any other Person hereunder, nor shall a TRA Party have the right to enforce the rights or obligations of any other Person hereunder (other than the Corporation). Nothing contained herein or in any other agreement or document delivered at any closing, and no action taken by any TRA Party pursuant hereto or thereto, shall be deemed to constitute the TRA Parties acting as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the TRA Parties are in any way acting in concert or as a group with respect to such rights or obligations or the transactions contemplated hereby, and the Corporation acknowledges that the TRA Party are not acting in concert or as a group and will not assert any such claim with respect to such rights or obligations or the transactions contemplated hereby.

Section 7.16        LLC Agreement. This Agreement shall be treated as part of the LLC Agreement as described in Section 761(c) of the Code and Sections 1.704-1(b)(2)(ii)(h) and 1.761-1(c) of the Treasury Regulations.

Section 7.17       Tax Characterization and Elections. The parties intend that (A) each Direct Exchange shall give rise to Basis Adjustments, (B) each Redemption using cash contributed to the LLC by the Corporation shall be treated as a direct purchase of Units from the applicable TRA Parties pursuant to Section 707(a)(2)(B) of the Code that shall give rise to Basis Adjustments and (C) payments pursuant to this Agreement with respect to an Exchange (except with respect to amounts that constitute Imputed Interest) shall be treated as consideration in respect of such Exchange that give rise to additional Basis Adjustments. The Corporation will ensure that, on and after the date hereof and continuing through the term of this Agreement, the LLC and each of its direct and indirect subsidiaries that they control and that is treated as a partnership for U.S. federal income tax purposes will have in effect an election under Section 754 of the Code.

Section 7.18        Payment Amounts. The Corporation and the TRA Parties agree that, as of the date of this Agreement and as of the date of any future Exchange that may be subject to this Agreement, the aggregate value of the Tax Benefit Payments cannot be reasonably ascertained for U.S. federal income tax purposes. Notwithstanding any provision of this Agreement to the contrary, any TRA Holder may elect with respect to any Exchange to limit the aggregate Tax Benefit Payments made to such TRA Holder in respect of that Exchange to a specified dollar amount, a specified percentage of the amount realized by the TRA Holder with respect to the Exchange, or a specified portion of the Basis Adjustment with respect to the Adjusted Assets as a result of the Exchange. The TRA Holder shall exercise its rights under the preceding sentence by including a notice of its desire to impose such a limit and the specified limitation and such other details as may be reasonably necessary (including whether such limitation includes the Additional Amounts in respect of any such Exchange) in the Exchange Notice delivered in accordance with the Exchange Agreement. For the avoidance of doubt, this Section 7.18 shall not limit any amounts payable in connection with an Early Termination Payment.

[Signature Page Follows This Page]

IN WITNESS WHEREOF, the undersigned have executed or caused to be executed on their behalf this Agreement as of the date first written above.

CORPORATION:

FLUENCE ENERGY, INC.

By:
Name:
Title:

THE LLC:

FLUENCE ENERGY LLC

By:
Name:
Title:

AES GRID STABILITY, LLC

By:
Name:
Title:

SIEMENS INDUSTRY, INC.

By:
Name:
Title:

By:
Name:
Title:

Annex A

FORM OF JOINDER AGREEMENT

This JOINDER AGREEMENT, dated as of _________________ (this “Joinder”), is delivered pursuant to that certain Tax Receivable Agreement, dated as of [______] (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Tax Receivable Agreement”) by and among Fluence Energy, Inc., a Delaware corporation (the “Corporation”), Fluence Energy, LLC, a Delaware limited liability company (“the LLC”), and the other persons time to time party thereto. Capitalized terms used but not otherwise defined herein have the respective meanings set forth in the Tax Receivable Agreement.

1.	Joinder to the Tax Receivable Agreement. Upon the execution of this Joinder by the undersigned and delivery hereof to the Corporation, the undersigned hereby is and hereafter will be a TRA Party under the Tax Receivable Agreement and a Party thereto, with all the rights, privileges and responsibilities of a TRA Party thereunder. The undersigned hereby agrees that it shall comply with and be fully bound by the terms of the Tax Receivable Agreement as if it had been a signatory thereto as of the date thereof.

2.	Incorporation by Reference. All terms and conditions of the Tax Receivable Agreement are hereby incorporated by reference in this Joinder as if set forth herein in full.

3.	Address. All notices under the Tax Receivable Agreement to the undersigned shall be direct to:

[Name]
[Address]
[City, State, Zip Code]
Attn:
Facsimile:
E-mail:

IN WITNESS WHEREOF, the undersigned has duly executed and delivered this Joinder as of the day and year first above written.

[NAME OF NEW PARTY]

By:
Name:
Title:

Acknowledged and agreed

as of the date first set forth above:

FLUENCE ENERGY, INC.

By:

Name:

Title:

Annex B

TRA Parties

1.	AES Grid Stability, LLC

2.	Siemens Industry, Inc.